NEW YORK COMMUNITY BANCORP, INC.

NYCB has been the top-performing thrift in the U.S. for 5 consecutive years.

Post-merger

- #2 thrift depository in our core markets (Queens/Staten Island/Nassau County)
  - 94 traditional branches (68 in core markets)
  - 52 in-store branches (46 in core markets)
- #3 most valuable thrift in the U.S., with a market cap of approximately $7.5 billion
- #4 largest thrift in the U.S., with total assets of approximately $23 billion

NYB Stand-alone

- #1 producer of multi-family loans for portfolio in NYC, with $5 billion outstanding at 9/30/03
  - $1.8 billion originated YTD; 4Q 2003 pipeline exceeded $1.1 billion at 10/21/03
  - No net charge-offs since 1987
- #3 most efficient bank holding company in the U.S., with a YTD efficiency ratio of 24.41%

From 11/23/93 to 12/2/03, the total return to our charter investors was 3,918%.



Market capitalization
Price per share (adjusted for 8 splits)
(dollars in millions, except per share data)
$105
$632
$570
$1,087
$2,329
$3,052
$7,558
$1.24
$9.92
$9.05
$12.25
$17.15
$21.66
$39.26
11/23/93
12/31/98
12/31/99
12/31/00
12/31/01
12/31/02
12/2/03

Earnings growth has been driven by loan production and highly accretive transactions.

	1998	2003	CAGR
• Assets	$1.7 bn	$23.0 bn[(a)]	67.45%
• M-F Loan Originations	$452 mn	$2.9 bn[(b)]	45.45%
• Core Deposits	$379 mn	$6.0 bn[(c)]	77.81%
• Diluted EPS	$0.45	$2.09[(d)]	35.95%

(a) Approximated at merger date with RSLN
(b) Assumes loans in pipeline will close by 12/31/03; does not include RSLN 4Q activity
(c) Per NYB and RSLN 9/30/03 call reports
(d) Midpoint of stand-alone 2003 projection of $2.06 - $2.11